FOR RELEASE APRIL 12, 2006 AT 7:30 a.m. EDT

Contacts:
For Palatin Technologies:	For Institutional Investors and Media:
Stephen T. Wills, CPA, MST	Carney Duntsch
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200	(212) 213-0006
info@palatin.com	cduntsch@burnsmc.com

Palatin Technologies, Inc. to Raise $27 Million in Offering

CRANBURY, NJ – April 12, 2006 – Palatin Technologies, Inc. (AMEX: PTN) announced today that it has entered into definitive purchase agreements with certain institutional investors for the sale of 11 million units, each consisting of one share of its common stock and a warrant to purchase 0.30 shares of its common stock, at a purchase price of $2.44 per unit. The warrants have a five-year term and an exercise price of $2.88 per share. The warrants become exercisable six months after purchase of the unit. The transactions will provide gross proceeds of approximately $27 million to Palatin, before deducting costs associated with the offering. Palatin intends to use the net proceeds from the sale of the units for general corporate purposes.

“This investment significantly enhances our financial resources and provides additional operational flexibility as we advance the clinical development of our lead product candidate, bremelanotide,” said Carl Spana, President and Chief Executive Officer of Palatin.

The shares of common stock and the shares of common stock underlying the warrants will be registered upon issuance under Palatin’s existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on March 31, 2006.

“We raised this new capital from highly respected long-term investment firms that we feel will expand the strength of our supporters in the financial markets,” said Stephen T. Wills, Chief Financial Officer of Palatin.

The Company expects the closing of the transactions, which is subject to certain conditions, to take place on or before April 17, 2006. MDB Capital Group LLC served as sole placement agent for this offering. The Company will pay the placement agent a total cash fee equal to 7% of the total purchase price of the units. The lead investor in the offering was Vivo Ventures, with significant participation from Palo Alto Investors, ProMed Management, Efficacy Biotech, Greenway Capital, RA Capital Associates and Great Point Partners.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company primarily engaged in the development of melanocortin-based therapeutics. The Company’s lead product candidate, bremelanotide, is currently in Phase II clinical trials for both male and female sexual dysfunction. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To date, the Company has formed partnerships with Tyco Healthcare Mallinckrodt and King Pharmaceuticals. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements
Statements about the Company’s future expectations, including statements about the closing of the transactions and the Company’s use of proceeds, and about its development programs, proposed indications for its product candidates, pre-clinical activities and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to recommence marketing and gain commercial acceptance of NeutroSpec® and ability to protect its intellectual property, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date on this press release.